Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective as of January 24, 2008 (such date, the “Effective Date”), between DEBT RESOLVE, INC., a Delaware corporation (the “Company”), and DAVID M. RAINEY (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to retain the services of the Executive and to that end desires to enter into a contract of employment with him, upon the terms and conditions herein set forth; and

WHEREAS, the Executive desires to be employed by the Company upon such terms and conditions;

NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, the parties hereto, intending to be bound, hereby agree as follows:

1.	APPOINTMENT AND TERM

Subject to the terms hereof, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, all in accordance with the terms and conditions set forth herein, for a period of one (1) year commencing on May 1, 2007 (the “Commencement Date”). At the end of such initial Term, this Agreement shall be extended automatically for successive one (1) year Terms of employment, unless either the Company or the Executive notifies the other party in writing at least ninety (90) days prior to the end of the incumbent Term of any intention not to renew this Agreement, in which case (A) this Agreement will terminate at the end of such incumbent Term and (B) Section 7(h) hereof shall apply.  All references herein to the “Term” shall refer to both such initial Term and any successive Terms.  The date upon which the Term of this Agreement expires shall be referred to herein as the “Expiration Date”. The Executive shall serve as President, Chief Financial Officer, Treasurer and Secretary of the Company and shall report directly to the Company’s Chairman, James Burchetta.

2.	DUTIES

(a)          During the term of this Agreement, the Executive shall, unless prevented by incapacity, devote substantially all of his business time, attention and ability to the discharge of his duties hereunder and to the faithful and diligent performance of such duties and the exercise of such powers as may be assigned to or vested in him by the Board of Directors of the Company (the “Board”), the Chief Executive Officer of the Company, and the Chairman of the Company, such duties to be consistent with his position.  The Executive shall obey the lawful and reasonable directions of the Board, the Company’s Chairman or Chief Executive Officer consistent with his position, and shall use his diligent business efforts to promote the interests of the Company and to maintain and promote the reputation thereof.

(b)          The Executive shall not, during his term of employment (except as a representative of the Company or with the prior written consent of the Chief Executive Officer), be directly or indirectly engaged or concerned or interested in any other business or commercial activity, except through ownership of an interest of not more than five percent (5%) in any entity that does not compete with the Company.

(c)          Notwithstanding the foregoing provisions, the Executive shall be entitled to serve in various leadership capacities in civic, charitable and professional organizations.  The Executive recognizes that his primary and paramount responsibility is to the Company.

(d)          The Executive shall be based in the White Plains, New York area, except for reasonable required travel on the Company’s business.

3.	REMUNERATION

(a)          Base Salary. As compensation for his services pursuant hereto, the Executive shall be paid a base salary during his employment hereunder at the salary of $200,000 per year. This amount shall be subject to all applicable withholding and other taxes and shall be payable in equal periodic installments in accordance with the usual payroll practices of the Company.  The Chief Executive Officer, the Chairman and the Compensation Committee of the Board of the Company, shall review the compensation of the Executive annually, and in their sole discretion, may from time to time authorize increases in the base salary of the Executive.

(b)          Annual Bonus.  The Executive shall be eligible to receive, at the discretion of the Chief Executive Officer, the Chairman and Compensation Committee of the Board, a bonus (the “Annual Bonus”). The Annual Bonus will be computed based on a formula which will take into consideration the performance of the Company, the performance goals of the Executive and the discretion of the Chief Executive Officer, the Chairman and the Compensation Committee of the Board.  The target bonus percentage will be a percentage of Executive’s base compensation annexed to this Agreement as Exhibit A.  As per Exhibit A, the Executive will be eligible to receive up to fifty (50%) of his base salary for a full calendar year, as prorated for the first year based on the Executive’s actual date of hire.  The Executive shall receive a minimum bonus during the first year of the Agreement of $25,000, provided that Executive meets a competent level of performance.   To the extent that the Chief Executive Officer, the Chairman, the Executive and the Compensation Committee of the Board determine performance goals for a year, the Annual Bonus shall be based upon the achievement of those performance goals, which shall be annexed to this Agreement as Exhibit A.  To the extent that no performance goals are established for a year, the Chief Executive Officer, the Chairman and the Compensation Committee of the Board shall determine Executive’s Annual Bonus, in its discretion, based on Executive’s performance for the year in question.  The Chief Executive Officer, the Chairman and the Compensation Committee of the Board will determine any applicable Annual Bonus of the Executive on or before the last date of the fiscal quarter next following the end of the Company’s financial year.  In this regard, the Chief Executive Officer, the Chairman and the Compensation Committee of the Board may, in its discretion, award all or a portion of the Annual Bonus to the Executive, scaled to the achievement of the performance goals for that particular period if the performance goals for the year have not been fully achieved.

(c)          Stock Options. The Executive shall be granted stock options (the “Stock Options”), which entitle him to purchase 75,000 shares of common stock, par value $.001 per share, of the Company at an exercise price per share equal to the closing price of the Common Stock on the American Stock Exchange on the Effective Date which options shall vest, (1) as to 33% of the Stock Options, on the first anniversary of the Effective Date, (2) as to 33% of the Stock Options, on the second anniversary of the Effective Date, and (3) as to 34% of the Stock Options, on the third anniversary of the Effective Date; and in each case pursuant to a customary stock option agreement which the Executive and the Company shall enter into within five (5) days after the execution of this Agreement.  The Stock Options shall have a cashless exercise feature.  Except as otherwise expressly provided in this Agreement, the Stock Options will expire seven years after they are granted.

(d)          Except as provided above, and in Sections 4, 6, 7 and 15(g) hereof, the Executive shall not be entitled to receive any additional compensation, remuneration or other payments from the Company.

4.	HEALTH INSURANCE AND OTHER FRINGE BENEFITS.

In addition to the compensation specified in Section 3, the Executive shall be entitled to participate in, at Company expense, regular employee fringe benefit programs to the extent such programs are offered by the Company to its executive employees, including, but not limited to health, dental and vision, in effect prior to the Commencement Date, and any programs developed after the Commencement Date.

5.	VACATION

The Executive shall be entitled to four (4) weeks vacation (in addition to the usual national holidays) during each calendar year during which he serves hereunder.  Such vacation shall be taken at such time or times as reasonably requested by the Executive.  Vacation not taken during a calendar year may not be carried forward.

6.	REIMBURSEMENT FOR EXPENSES

The Executive shall be reimbursed for reasonable and necessary documented business expenses incurred in connection with the business of the Company in accordance with normal practices and policies established by the Company.

7.	TERMINATION

(a)          This Agreement shall terminate in accordance with the terms of Section 7(b) hereof; provided, however, that such termination shall not affect the obligations of the Executive pursuant to the terms of Sections 8 and 9 hereof.

(b)          This Agreement shall terminate on the Expiration Date; or as follows:

(i)          Upon the written notice to the Executive by the Company at any time, because of (v) the willful and material malfeasance, dishonesty or habitual drug or alcohol abuse by the Executive materially and demonstrably related to or materially and demonstrably affecting the performance of his duties; (w) the Executive’s continuing and intentional breach, non-performance or non-observance of any of the material terms or provisions of this Agreement, but only after notice by the Company of such breach, nonperformance or nonobservance and the failure of the Executive to cure such default within thirty (30) days after the Company’s delivery of such notice; (x) upon the Executive’s conviction of a felony, any crime involving moral turpitude (including, without limitation, sexual harassment) related to or affecting the performance of his duties or any act of fraud, embezzlement, theft or willful breach of fiduciary duty against the Company (clauses (v)-(x), collectively referred to as “Cause”) .

(ii)          In the event the Executive, by reason of physical or mental disability, shall be unable to perform the services required of him hereunder with or without reasonable accommodation for a period of more than 90 consecutive days, or for more than a total of 120 non-consecutive days in the aggregate during any period of twelve (12) consecutive calendar months, on the 91st consecutive day, or the 121st day, as the case may be.  The Executive agrees, in the event of any dispute under this Section 7(b)(ii), and after written notice by the Board, to submit to a physical examination by a licensed physician practicing in the metropolitan New York and/or Westchester County, New York area selected by the Board.

(iii)         In the event the Executive dies while employed pursuant hereto, on the last day of the month in which his death occurs.

(iv)        Upon sixty (60) days’ written notice by the Executive to the Company, in the event that the Company (A) shall not comply with any material provision of this Agreement and shall not have cured any such failure within thirty (30) days after written notice of such noncompliance has been given by the Executive to the Company, or (B) shall assign to the Executive any duties that are materially inconsistent with his status or that materially diminish his duties hereunder.

(c)          Termination by Company for Cause/Termination by Executive without Cause.  If this Agreement is terminated by the Company pursuant to Section 7(b)(i), then, other than as set forth in this Agreement, the Company will have no further liability to the Executive after the date of termination including, without limitation, the compensation and benefits described herein.  In the case of termination by the Company pursuant to Section 7(b)(i), all Stock Options that have not then vested shall be immediately forfeited.  From and after the date of such termination, Executive shall continue to be subject to the terms of Section 8 and Section 9 hereof.

(d)         Termination due to Disability. In the case of termination pursuant to Section 7(b)(ii), the Executive will receive his then current salary until such time (but not more than 180 days after such termination for disability) as payments begin under any long term disability insurance plan of the Executive, if any.

(e)          Termination due to Death of Executive. In the case of termination pursuant to Section 7(b)(iii), the Executive will receive his salary to the date of termination.

(f)          Constructive Termination or Termination without Cause.  In the case of  termination pursuant to Section 7(b)(iv),  the Executive will receive from the Company (i) one year’s Base Salary, (ii) if applicable, any Annual Bonus that has been awarded to Executive pursuant to Section 3(b) hereof but has not yet been paid to Executive, (iii) the right to exercise all Stock Options that have vested, effective as of the date of the termination up to their respective dates of expiration, and (iv) the right to receive medical benefits directly or as COBRA payments (in either instance, at the Company’s cost and as required by applicable law) for a period of twelve months, if termination occurs after the first full year of employment.  The Executive shall be bound by the terms of Section 8 and Section 9 for a period of one year from the date of termination.

(g)          Change of Control.  If there is a Change of Control (as defined below), and subsequent thereto the Executive’s employment with the Company terminates at any time for any reason after such Change of Control, at the option of the Company or the Executive,  for reasons other than as provided in Section 7(b)(i), then the Executive shall receive (i) two years Base Salary, (ii) full vesting of all outstanding Stock Options and the right to exercise all Stock Options that have been granted (all of which Stock Options shall automatically become vested), effective as of the date of the termination until their expiration date, (iii) if applicable, any Annual Bonus that has been awarded to Executive pursuant to Section 3(b) hereof but has not yet been paid to Executive and (iv) the right to receive medical benefits directly or as COBRA payments (in either instance, at the Company’s cost and as required by applicable law) for a period of two years. The payments provided for in this paragraph are subject to Executive’s compliance with the terms of Section 8 and Section 9 of this Agreement.   A Change of Control shall be deemed to have occurred at such time as any person, other than the Company or any of its affiliates on the date hereof, purchases the “beneficial ownership” (as defined in Rule 13d 3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the combined voting power of voting securities then ordinarily having the right to vote for directors of the Company.

(h)          Non-Renewal.  In the event that, at least ninety (90) days prior to the end of the Term of this Agreement, the Company notifies the Executive in writing of the Company’s intention not to renew this Agreement, then (A) the Executive will receive from the Company twelve months’ Base Salary following the Term of this Agreement plus full medical benefits and (B) the terms of Section 9 hereof shall only apply to the Executive during the twelve months following the Term during which the Executive is being paid his Base Salary.

8.	CONFIDENTIAL INFORMATION

(a)          The Executive covenants and agrees that he will not at any time during the continuance of this Agreement or at any time thereafter (i) print, publish, divulge or communicate to any person, firm, corporation or other business organization (except in connection with the Executive’s employment hereunder) or use for his own account any proprietary secret or confidential information relating to the business of the Company (including, without limitation, information relating to any customers, suppliers, employees, products, services, formulae, technology, know-how, trade secrets or the like, financial information or plans) or any proprietary secret or confidential information relating to the affairs, dealings, projects and concerns of the Company, both past and planned (the “Confidential Information”), which the Executive has received or obtained or may receive or obtain during the course of his employment with the Company (whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive), or (ii) take with him, upon termination of his employment hereunder, any information in paper or document form or on any computer-readable media relating to the foregoing.  The term “Confidential Information” does not include information which is or becomes generally available to the public other than as a result of disclosure by the Executive or which is generally known in the consumer debt collection business.  The Executive further covenants and agrees that he shall retain the Confidential Information received or obtained during such service in trust for the sole benefit of the Company or its successors and assigns.

(b)          The term Confidential Information as defined in Section 8(a) hereof shall include information obtained by the Company from any third party under an agreement including restrictions on disclosure known to the Executive.

(c)          In the event that the Executive is requested pursuant to subpoena or other legal process to disclose any of the Confidential Information, the Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with Section 8 of this Agreement.  In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions of Section 8 of this Agreement, the Executive will furnish only that portion of the Confidential Information which is legally required.

9.	RESTRICTIONS DURING EMPLOYMENT AND FOLLOWING TERMINATION

(a)          The Executive shall not, anywhere within the United States or in any other country or jurisdiction in which the Company may operate, or may contemplate operating in, during his full term of employment under Sections 1 and 7(d) hereof and for a period of one (1) year thereafter (other than as set forth in Section 7(h) hereof), notwithstanding any earlier termination pursuant to Section 7(b) hereof, without the prior written consent of the Company, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, or be engaged, have an interest in or take part in, or render services to any person, firm, corporation or other business organization (other than the Company) primarily engaged in a business which is competitive with the Business of the Company.  The term “Business of the Company” shall mean the business of an accounts receivable management company or any internet-based collections business, or any other material business in which the Company may be engaged, or may contemplate engaging in, during the term of this Agreement.

(b)          The Executive shall not, for a period of one (1) year after termination of his employment hereunder (other than as set forth in Section 7(h) hereof), either on his own behalf or on behalf of any other person, firm, corporation or other business organization, endeavor to entice away from the Company any person who is currently employed by the Company or has worked for the Company during the last 60 days of Executive’s employment with the Company..

(c)          The Executive shall not, for a period of one (1) year after termination of his employment hereunder (other than as set forth in Section 7(h) hereof), either on his own behalf or on behalf of any other person, firm, corporation or other business organization, solicit or direct others to solicit, any of the Company’s customers or prospective customers (including, but not limited to, those customers or prospective customers with whom the Executive had a business relationship during his term of employment) for any purpose or for any activity which is competitive with all or part of the Business of the Company.

(d)          It is understood by and between the parties hereto that the foregoing covenants by the Executive set forth in this Section 9 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement.  It is recognized by the Executive that the Company currently operates in, and may continue to expand its operations throughout, the geographical territories referred to in Section 9(a) above.  The Company and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants.

10.	REMEDIES

(a)          Without intending to limit the remedies available to the Company, it is mutually understood and agreed that the Executive’s services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which may not be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of any material breach by the Executive that continues after any applicable cure period, the Company shall be entitled to equitable relief by way of injunction or otherwise.

(b)          The covenants of each of Sections 8 and 9 hereof shall be construed as independent of any other provisions contained in this Agreement and shall be enforceable as aforesaid notwithstanding the existence of any claim or cause of action of the Executive against the Company, whether based on this Agreement or otherwise.  In the event that any of the provisions of Sections 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, product/service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in any such jurisdiction to the maximum time, geographic, product/service or other limitations permitted by applicable law.

11.	COMPLIANCE WITH OTHER AGREEMENTS

The Executive represents and warrants to the Company that the execution of this Agreement by him and his performance of his obligations hereunder will not, with or without the giving of notice or the passage of time or both, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

12.	WAIVERS

The waiver by the Company or the Executive of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.	BINDING EFFECT; BENEFITS

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any corporation or other business organization with which the Company may merge or consolidate or sell all or substantially all of its assets.  Insofar as the Executive is concerned, this contract, being personal, cannot be assigned.

14.	NOTICES

All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to the person to whom such notice is to be given at his or its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

(a)   If to the Executive, to him at:

David Rainey
61 Horseshoe Hill Road
Pound Ridge, New York  10576

and

(b)   If to the Company, to it at:

Debt Resolve, Inc.
707 Westchester Avenue, Suite L7
White Plains, New York  10604
Attention: General Counsel

with a copy to:

Greenberg Traurig, LLP
200 Park Avenue, 15th Floor
New York, New York  10166
Attention:  Spencer G. Feldman, Esq.

15.	MISCELLANEOUS

(a)          This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be changed, modified, or terminated except upon written amendment approved by the Board and executed by a duly authorized officer of the Company and the Executive.

(b)          The Executive acknowledges that from time to time, the Company may establish, maintain and distribute employee manuals of handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures.  Such manuals, handbooks and statements are intended only for general guidance.  No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Executive.

(c)          This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(d)          All questions pertaining to the validity, construction, execution and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law principles.

(e)          Any controversy or claim arising from, out of or relating to this Agreement, or the breach hereof (other than controversies or claims arising from, out of or relating to the provisions in Sections 8, 9 and 10), shall be determined by final and binding arbitration in Westchester County, New York, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, by a panel of not less than three (3) arbitrators appointed by the American Arbitration Association.  The decision of the arbitrators may be entered and enforced in any court of competent jurisdiction by either the Company or the Executive.

The parties indicate their acceptance of the foregoing arbitration requirement by initialing below:

For the Company	Executive

(f)          If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(g)          Indemnification.  The Company hereby agrees to indemnify the Executive pursuant to this Agreement to the fullest extent permitted by applicable law from and against any and all liability, costs and expenses (including reasonable attorneys' fees) that may be incurred by the Executive (i) as a result of Executive's rendering of consulting services (in the capacity of an independent contractor) to the Company for the period commencing on April 16, 2007 and ending on the Commencement Date, other than any such liability which arises as a direct result of the material and demonstrable willful misconduct or gross negligence of the Executive, and (ii) as a  result of Executive’s rendering of his duties hereunder, in accordance with the certificate of incorporation of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

DEBT RESOLVE, INC.

By:
Name:	James D. Burchetta
Title:	Chairman and CEO

EXECUTIVE

David M. Rainey

EXHIBIT A TO THE EMPLOYMENT AGREEMENT,
DATED JANUARY 24, 2008, BETWEEN
DEBT RESOLVE, INC. AND DAVID M. RAINEY

Performance Goals: 2008

List/Identify key performance goals below: